Exhibit 10.1
PURCHASE AGREEMENT
by and among
UNITED WESTERN BANK
UNITED WESTERN BANCORP, INC.
LEGENT GROUP, LLC
and
HENRY C. DUQUES
DATED: June 9, 2010

PURCHASE AGREEMENT
TABLE OF CONTENTS

1. PURCHASE AND SALE OF UNITS	1

2. CONSIDERATION; PAYMENT	1
2.1 Consideration	1
2.2 Payment of Consideration	2
2.3 Determination of Adjusted Book Value and Final Cash Purchase Price	3

3. REPRESENTATIONS AND WARRANTIES OF SELLERS	5
3.1 Legent Clearing	5
3.2 Sellers	6
3.3 Title	7
3.4 No Violation	7
3.5 Financial Statements	8
3.6 Accounting Controls	8
3.7 Tax Matters	8
3.8 Accounts Receivable	10
3.9 Invoices	10
3.10 Securities	10
3.11 Absence of Certain Changes	11
3.12 Absence of Undisclosed Liabilities	12
3.13 Litigation	13
3.14 Compliance With Laws and Orders	13
3.15 Title to and Condition of Properties	15
3.16 Insurance	16
3.17 Contracts and Commitments	16
3.18 Labor and Employment Matters	18
3.19 Employee Benefit Plans	18
3.20 Employment Compensation	21
3.21 Agreements Binding on Employees	21
3.22 Intellectual Property	21
3.23 Technology Systems	22
3.24 Major Customers and Vendors	23
3.25 Bank Accounts	23
3.26 Transactions with Affiliates	24
3.27 Assets Necessary to Business	24
3.28 No Brokers or Finders	25
3.29 Investment Intent	25
3.30 Distribution of Consideration	25
3.31 Restricted Securities	25

i

4. REPRESENTATIONS AND WARRANTIES OF BUYER	26
4.1 Corporate	26
4.2 Authorization; Validity	26
4.3 No Brokers or Finders	26
4.4 No Violation	26
4.5 Investment Intent	27
4.6 Financing	27

5. REPRESENTATIONS AND WARRANTIES OF PARENT	27
5.1 Corporate	27
5.2 Authorization; Validity	27
5.3 No Brokers or Finders	27
5.4 No Violation	28
5.5 Subject Shares	28

6. COVENANTS	28
6.1 Noncompetition; Confidentiality	28
6.2 General Releases	30
6.3 Conduct of Legent Clearing Prior to Closing	30
6.4 Negative Covenants	31
6.5 Notice of Certain Events	33
6.6 Access to Information and Records	34
6.7 Consultants	35
6.8 Employees and Employee Plans/Agreements	35
6.9 Corporate Name Change	35
6.10 Preparation of Tax Returns	35
6.11 Legent Clearing Organization Credits	35
6.12 Repayment of Outstanding Debt; Transfer of Certain Assets	35
6.13 Advance by Buyer	36
6.14 Distribution of Subject Shares	36
6.15 Required Approvals	36
6.16 No Negotiation	36
6.17 Audit	37
6.18 Commercially Reasonable Efforts	37

7. INDEMNIFICATION	37
7.1 By Member and Duques	37
7.2 By Member	38
7.3 By Buyer	39
7.4 By Parent	39
7.5 Indemnification of Third-Party Claims	39
7.6 Payment; Satisfaction from Escrowed Funds	40
7.7 Tax Effect	41
7.8 Limitations on Indemnification	42
7.9 No Waiver of Contractual Representations and Warranties	43

8. CLOSING	44
8.1 Documents to be Delivered by Sellers	44
8.2 Documents to be Delivered by Buyer or Parent	45
8.3 Conditions Precedent to Obligations of Buyer and Parent	46
8.4 Conditions Precedent to Obligations of Sellers	47

9. TERMINATION	48
9.1 Termination	48
9.2 Effect of Termination	49
9.3 Waiver of Conditions to Closing	49
9.4 Expenses upon Termination	49

10. RESOLUTION OF DISPUTES	50
10.1 Arbitration	50
10.2 Arbitrators	50
10.3 Procedures; No Appeal	50
10.4 Authority	50
10.5 Entry of Judgment	50
10.6 Confidentiality	51
10.7 Continued Performance	51
10.8 Tolling	51

11. MISCELLANEOUS	51
11.1 Disclosure Schedules	51
11.2 Further Assurance	51
11.3 Disclosures and Announcements	52
11.4 Assignment; Parties in Interest	52
11.5 Law Governing Agreement	52
11.6 Waiver; Remedies Cumulative	52
11.7 Amendment and Modification	52
11.8 Notice	53
11.9 Expenses	54
11.10 Entire Agreement	55
11.11 Counterparts	55
11.12 Headings	55
11.13 Knowledge	55
11.14 Glossary of Terms	55

Exhibits
Exhibit 2.2(a)	Form of Escrow Agreement
Exhibit 2.2(c)	Form of Registration Rights Agreement
Exhibit 6.2	Form of Release
Exhibit 8.1(f)	Form of Closing Certificate of Member
Exhibit 8.1(g)	Form of Closing Certificate of Duques
Exhibit 8.2(d)	Form of Opinion of Parent’s In-House Counsel
Exhibit 8.2(f)	Form of Closing Certificate of Buyer and Parent

Schedules
Schedule 3.1(c)	Foreign Qualifications
Schedule 3.1(d)	Interests in Other Entities
Schedule 3.1(e)	Managers & Officers
Schedule 3.1(f)	Capitalization
Schedule 3.4	Violation, Conflict, Default
Schedule 3.5	Financial Statements
Schedule 3.7(a)	Certain Tax Matters
Schedule 3.8	Accounts Receivable (Aged Schedule)
Schedule 3.10	Securities Held by Legent Clearing as of May 15, 2010
Schedule 3.11	Certain Changes
Schedule 3.12	Off-Balance Sheet Liabilities
Schedule 3.13	Litigation Matters
Schedule 3.14(a)	Non-Compliance with Laws
Schedule 3.14(b)	Licenses
Schedule 3.15(a)	Liens
Schedule 3.15(b)	Fixed Asset List
Schedule 3.15(d)	Real Property Leases
Schedule 3.16	Insurance
Schedule 3.17(b)	Personal Property Leases
Schedule 3.17(f)	Loan Agreements
Schedule 3.17(j)	Other Material Contracts
Schedule 3.18	Labor Matters
Schedule 3.19(a)	Employee Plans/Agreements
Schedule 3.21	Agreements Binding on Employees
Schedule 3.22	Intellectual Property
Schedule 3.24(a)	Major Customers
Schedule 3.24(b)	Major Vendors
Schedule 3.25	Bank Accounts
Schedule 3.26(a)	Contracts with Affiliates
Schedule 3.26(b)	Adverse Interests
Schedule 3.26(c)	Obligations of and to Affiliates
Schedule 6.2	Persons to Deliver Releases
Schedule 6.4	Certain Permitted Actions
Schedule 6.12	Outstanding Subordinated Indebtedness

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 9, 2010, by and among UNITED WESTERN BANK, a federal savings bank (“Buyer”), UNITED WESTERN BANCORP, INC., a Colorado corporation and the sole stockholder of Buyer (“Parent”), LEGENT GROUP, LLC, a Delaware limited liability company (“Member”), and HENRY C. DUQUES, the controlling member of Member (“Duques” and, together with Member, “Sellers”).
RECITALS
A. Member, through its wholly-owned subsidiary, Legent Clearing, LLC, a Delaware limited liability company (“Legent Clearing”), is engaged in the business of providing clearing services to broker-dealers (the “Business”). Member owns all of the issued and outstanding common units of membership interest in Legent Clearing (collectively, the “Units”).
B. Duques is an Affiliate (as defined in Section 3.26(a)) of and controls Member, and as a result of such relationship is receiving, and will receive, substantial direct and indirect benefits from the consummation of the transactions contemplated hereby, and Buyer has required that Duques enter into this Agreement as a material inducement for Buyer to enter into this Agreement and to perform its obligations hereunder.
C. Buyer desires to purchase the Units from Member and Member desires to sell the Units to Buyer, upon the terms and conditions herein set forth.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.
1. PURCHASE AND SALE OF UNITS
Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Sellers shall sell or cause to be sold to Buyer, and Buyer shall purchase, all of the Units.
2. CONSIDERATION; PAYMENT
2.1 Consideration.
The consideration payable for the Units (collectively, the “Consideration”) shall consist of cash in the amount of the Final Cash Purchase Price (as hereinafter defined), plus the shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”), contemplated by Section 2.2(c) (collectively, the “Subject Shares”).

2.2 Payment of Consideration.
The Consideration shall be paid by Buyer as follows:
(a) Cash to Escrow Agent. At the Closing (as hereinafter defined), Buyer shall deliver to Wells Fargo Bank, National Association (or such other bank as may be mutually agreed by Buyer and Member), as escrow agent (the “Escrow Agent”), pursuant to an Escrow Agreement substantially in the form of Exhibit 2.2(a) attached hereto (the “Escrow Agreement”), the sum of $6,000,000 (the “Escrowed Funds”). The parties acknowledge and agree that the Escrowed Funds shall be held in escrow for the satisfaction of all amounts, if any, due to Buyer pursuant to Section 2.2(d) or Article 7, all as set forth in the Escrow Agreement.
(b) Cash to Member. At the Closing, Buyer shall deliver to Member a sum of cash equal to the Estimated Cash Purchase Price (as hereinafter defined) less the amount of the Escrowed Funds delivered to the Escrow Agent pursuant to Section 2.2(a). Not less than three business days prior to the Closing Date, Member shall deliver to Buyer a statement setting forth: (i) Member’s reasonable estimate of Adjusted Book Value, together with a projected consolidated balance sheet, as of the Month-End Date, of Legent Clearing (the “Estimated Balance Sheet”), together with schedules setting forth in reasonable detail all adjustments thereto required by Section 2.3(b); (ii) based thereon, the estimated Final Cash Purchase Price due at Closing (the “Estimated Cash Purchase Price”); and (iii) wire transfer instructions for the payment of the Estimated Cash Purchase Price and instructions with respect to the delivery of the Subject Shares.
(c) Issuance of Subject Shares to Member. At the Closing, Parent shall issue and deliver to Member the Subject Shares, consisting of 2,419,688 shares of Parent Common Stock. The registration rights associated with the Subject Shares shall be as set forth in a Registration Rights Agreement substantially in the form of Exhibit 2.2(c) attached hereto (the “Registration Rights Agreement”).
(d) Adjustment to Final Cash Purchase Price. On or before the fifth business day following the final determination of the Final Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the “Settlement Date”):
(i) If the Final Cash Purchase Price (as defined in Section 2.3(c)(iii)) is greater than the Estimated Cash Purchase Price, then Buyer shall pay to Member the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at a rate per annum equal to 3%.
(ii) If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price (such deficit, the “Overpayment Refund”), then Buyer and Member shall instruct the Escrow Agent to disburse to Buyer a portion of the Escrowed Funds equal to the amount of the Overpayment Refund, together with interest on such amount from the Closing Date to the date of such payment at a rate per annum equal to 3%; provided, however, that if the amount of the Overpayment Refund exceeds $350,000, then Member shall be obligated to immediately remit to the Escrow Agent, in replenishment of a portion of the Escrowed Funds disbursed to Buyer pursuant to this Section 2.2(d)(ii), cash in the amount by which the Overpayment Refund exceeds $350,000.

(e) Method of Payment. All payments under this Section 2.2 shall be made in the form of certified or bank cashier’s check payable to the order of the recipient or, at the recipient’s option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.
2.3 Determination of Adjusted Book Value and Final Cash Purchase Price.
(a) Definition of Book Value. The term “Book Value” shall mean the consolidated book value of Legent Clearing as of the last day of the month immediately preceding the month in which the Closing Date occurs (the “Month-End Date”), determined in accordance with United States generally accepted accounting principles (“GAAP”).
(b) Definition of Adjusted Book Value. The term “Adjusted Book Value” shall mean Book Value less the sum of the following items, in each case to the extent such items are not already reflected in Book Value:
(i) the carried value as of the Month-End Date of: (A) 195 shares of Class B non-voting common stock in Newbridge Securities Corporation (with a carry value at cost of $750,000, to the extent the foregoing have been transferred from Legent Clearing to any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental or Regulatory Entity (as defined in Section 3.4) or other entity (each, a “Person”) on or after June 30, 2009; and (C) certain debt owed to Legent Clearing by Newbridge Securities Corporation (with a carry value of $911,000 and shown on the Recent Balance Sheet as “Receivables-Sundry”) with respect to which Legent Clearing has applied to the Financial Industry Regulatory Authority for conversion from qualified subordinated debt into 521 shares of Class B non-voting common stock in Newbridge Securities Corporation;
(ii) a reserve for contingent liabilities in the amount of $200,000;
(iii) any expenses of Legent Clearing after the Month-End Date and prior to the Closing Date other than ordinary course expenses of the Business;
(iv) any costs incurred by Legent Clearing in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses in negotiating this Agreement and closing the transactions contemplated hereby; and
(v) all severance costs, if any, incurred by Legent Clearing since the Month-End Date.

(c) Calculation of Adjusted Book Value. The final balance sheet of Legent Clearing as of the Month-End Date shall be certified by a firm of independent accountants engaged by Buyer (“Buyer’s Accountants”) at Buyer’s sole cost and expense, and the calculation of Adjusted Book Value shall be prepared as follows:
(i) Within 90 days after the Closing Date, Buyer shall deliver to Member a balance sheet of Legent Clearing, prepared in accordance with GAAP from the books and records of Legent Clearing, on a basis consistent with the accounting principles theretofore followed by Legent Clearing in the preparation of the Estimated Balance Sheet and in accordance with this Section 2.3, and fairly presenting Adjusted Book Value. The balance sheet shall be accompanied by (A) detailed schedules of the adjustments to the Estimated Balance Sheet and (B) a statement (I) certifying that the balance sheet has been prepared in accordance with GAAP, on a basis consistent with the accounting principles theretofore followed by Legent Clearing, (II) setting forth the final calculation of Adjusted Book Value, and (III) setting forth the amount of any adjustment to be paid on the Settlement Date pursuant to Section 2.2(d).
(ii) Within 30 days following the delivery of the balance sheet referred to in Section 2.3(c)(i), Member or a firm of independent accountants engaged by Member (“Member’s Accountants”) may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any adjustment pursuant to Section 2.2(d). Any such objection shall be made in writing and shall state Member’s determination of the amount of Adjusted Book Value.
(iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Member are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the “Third Accounting Firm”) to be mutually selected by Member and Buyer or, if no agreement is reached, by Buyer’s Accountants and Member’s Accountants. The Third Accounting Firm shall make a resolution of the calculation of Adjusted Book Value, which shall be final and binding for purposes of this Article 2. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Member as follows: Member shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Adjusted Book Value as finally determined by the Third Accounting Firm and Adjusted Book Value as reflected in the objection prepared and delivered by Member in accordance with Section 2.3(c)(ii), and B is equal to the absolute value of the difference (in dollars) between Adjusted Book Value as finally determined by the Third Accounting Firm and Adjusted Book Value as reflected in the report prepared and delivered by Buyer in accordance with Section 2.3(c)(i). As used in this Agreement, the term “Final Balance Sheet” shall mean the balance sheet of Legent Clearing reflecting Adjusted Book Value as finally determined for purposes of this Article 2, whether by acquiescence of Member in the figures supplied by Buyer in accordance with Section 2.3(c)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with this Section 2.3(c)(iii), and the term “Final Cash Purchase Price” shall mean the greater of (A) $13,000,000 or (B) the amount of Adjusted Book Value as finally determined in accordance with this Section 2.3(c) based on the Final Balance Sheet; provided, however, that if the amount of Adjusted Book Value as finally determined in accordance with this Section 2.3(c) is less than $10,000,000, then the Final Cash Purchase Price shall be an amount equal to (I) $13,000,000 minus (II) the product of (x) 1.3 times (y) the amount by which the Adjusted Book Value is less than $10,000,000.

(iv) Buyer agrees to permit Member, Member’s Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Legent Clearing, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer’s Accountants, and access to representatives of Buyer’s accountants, which documents and access are reasonably necessary to review the balance sheet delivered by Buyer in accordance with this Section 2.3(c).
3. REPRESENTATIONS AND WARRANTIES OF SELLERS
The following representations and warranties are made to Buyer and Parent: (a) by Member and Duques, jointly and severally, solely with respect to the representations and warranties set forth in Section 3.1 [“Legent Clearing”], Section 3.2 [“Sellers”], Section 3.3 [“Title”] and Section 3.7(f) [“Tax Classification”] (collectively, the “Fundamental Reps”); and (b) by Member only, with respect to all other representations and warranties set forth in this Article 3. Each of the representations and warranties set forth in this Article 3, whether made by Member and Duques, jointly and severally, or by Member only, as set forth above, is true and correct, shall survive the Closing and is subject to the qualifications and exceptions set forth in the Disclosure Schedules (as hereinafter defined). Any reference in this Article 3 to Legent Clearing shall include any predecessor entities, including Legent Clearing Corp, a Nebraska corporation.
3.1 Legent Clearing.
(a) Organization. Legent Clearing is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b) Power. Legent Clearing has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.
(c) Qualification. Legent Clearing is duly licensed or qualified to do business as a foreign limited liability company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The jurisdictions in which Legent Clearing is licensed or qualified to do business are listed in Schedule 3.1(c).

(d) No Subsidiaries. Legent Clearing does not own, directly or indirectly, or otherwise control, securities or other interests having the power to elect any member of the board of directors, board of managers or similar governing body, or otherwise have the power to direct the business and policies of, any other Person. Except as set forth in Schedule 3.1(d) or with respect to entities in which Legent Clearing has an indirect interest solely as a result of securities positions held in customer accounts, Legent Clearing does not own, directly or indirectly, any capital stock or other equity securities of any corporation (other than client securities held in a custodial or fiduciary capacity) or have any direct or indirect equity or other ownership interest in any entity or business.
(e) Organizational Documents. The copies of the Certificate of Formation and Operating Agreement of Legent Clearing, including any amendments thereto, which have been delivered by Legent Clearing to Buyer are true, correct and complete copies of such instruments as presently in effect. The minute book and stock records of Legent Clearing which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by Legent Clearing. The managers and officers of Legent Clearing are listed in Schedule 3.1(e).
(f) Capitalization of Legent Clearing. Member owns all the issued and outstanding Units described in Schedule 3.1(f), which are the only authorized equity interests of Legent Clearing. All such Units are validly issued, fully paid and non-assessable. There are no outstanding (a) securities convertible into or exchangeable for any Units or other securities of or profit sharing rights in Legent Clearing; (b) options, warrants or other rights to purchase or subscribe to Units or other securities of or profit sharing rights in Legent Clearing or securities which are convertible into or exchangeable for Units or other securities of or profit sharing rights in Legent Clearing; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any Units or other securities of or profit sharing rights in Legent Clearing, any such convertible or exchangeable securities or any such options, warrants or other rights.
3.2 Sellers.
(a) Organization. Member is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Duques is an individual currently residing in the State of New York.
(b) Power. Sellers have full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as “Ancillary Instruments”), and to carry out the transactions contemplated hereby.
(c) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Member and its board of managers, and no other or further corporate action on the part of such board of managers is necessary therefor. No approval by the members of Member is required in connection with the execution and delivery of this Agreement and the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby.

(d) Validity. This Agreement has been duly and validly executed and delivered by Sellers and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of each Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.
3.3 Title.
At the Closing, Buyer will acquire good and marketable title to all the Units, free and clear of all Liens (as hereinafter defined) including, without limitation, voting trusts or agreements, proxies and marital or community property interests.
3.4 No Violation.
Except as set forth in Schedule 3.4, and except for any consents or approvals required by federal or state commercial banking regulatory authorities, with respect to which Buyer has made its own evaluation, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Sellers and Legent Clearing of the transactions contemplated hereby and thereby: (a) will violate any statute, law, ordinance, rule or regulation of the United States or any state thereof (collectively, “Laws”) or any order, writ, injunction, judgment, plan, decree, agreement or memorandum of understanding (collectively, “Orders”) of or with any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body located in the United States, whether federal, state, municipal or other, or any stock exchange or any other self-regulatory body having jurisdiction over or charged with the regulation of the business of brokers-dealers or of Legent Clearing, or any clearing agency or securities depository in which Legent Clearing is a member or member organization (collectively, “Governmental or Regulatory Entities”); (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental or Regulatory Entity (including, without limitation, under any “plant-closing” or similar law); or (c) subject to obtaining the consents referred to in Schedule 3.4, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Legent Clearing (or any of the Units) under, any term or provision of the organizational documents of Legent Clearing or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Legent Clearing or Member is a party or by which Legent Clearing or Member or any of its or their assets or properties may be bound or affected.

3.5 Financial Statements.
Included as Schedule 3.5 are true and complete copies of the consolidated financial statements of Legent Clearing, consisting of (a) audited balance sheets of Legent Clearing as of June 30, 2009 and 2008, and the related statements of income and cash flows for the fiscal years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent auditors for Legent Clearing for such fiscal years, and (b) an unaudited balance sheet of Legent Clearing as of April 30, 2010 (the “Recent Balance Sheet”), and the related unaudited statements of income and cash flows for the ten months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Legent Clearing, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Legent Clearing as of the dates and for the years and periods indicated.
3.6 Accounting Controls.
To the knowledge of Member, Legent Clearing has devised and maintained, and has not received any management letter or other communication from its auditors that would indicate that it had failed to devise and maintain, systems of internal accounting controls sufficient to provide reasonable assurance that (a) all material transactions are executed in accordance with management’s general and specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers and any other criteria applicable to such statements; (c) access to the material property and assets of Legent Clearing is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
3.7 Tax Matters.
(a) Tax Returns. Except as set forth in Schedule 3.7(a): (i) Legent Clearing has filed all Tax Returns that it was required to file; (ii) all such Tax Returns were correct and complete in all material respects; and (iii) Legent Clearing has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Taxes due and owing by Legent Clearing (whether or not shown on any Tax Return) have been paid. Legent Clearing is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Legent Clearing.

(b) Tax Disputes. There is no material dispute or claim concerning any Tax liability of Legent Clearing either (i) claimed or raised by any authority in writing or (ii) as to which Member or any of the directors or officers of Legent Clearing has knowledge.
(c) Tax Return Copies; Statute of Limitations. Member has delivered to Buyer, or made available via Member’s internal electronic data site created in connection with the transactions contemplated by this Agreement (the “Data Site”), correct and complete copies of all income Tax Returns, other material Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, Legent Clearing. Legent Clearing has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d) Tax Sharing Agreement. Legent Clearing is not a party to or bound by any Tax allocation or Tax sharing agreement, other than an agreement entered into in the ordinary course of business.
(e) Provision For Taxes. The provision made for Taxes on the Recent Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is sufficient for the payment of all Taxes, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Legent Clearing has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Legent Clearing, and the provision for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) remains sufficient for the payment of all Taxes.
(f) Classification. Legent Clearing is, and has been since the date of its formation, classified for federal income Tax purposes as an S corporation under Section 1361(a)(1) of the Code.
(g) No Obligation. Legent Clearing has no obligation (i) to indemnify another Person for any Tax liability imposed on such Person; or (ii) otherwise to assume or succeed to the Tax liability of another Person.
(h) Reportable Transaction. Legent Clearing is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(i) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Code” means the Internal Revenue Code of 1986, as amended.
(ii) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, payroll, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(iii) “Tax Return” means any return (including any information return), declaration, report, statement, schedule, notice, form, claim for refund or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental or Regulatory Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax, including any schedule, exhibit or other attachment thereto.
3.8 Accounts Receivable.
All accounts receivable of Legent Clearing reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length transactions actually made in the ordinary course of business and the reserve shown on the Recent Balance Sheet for doubtful accounts was prepared in accordance with GAAP and, to the knowledge of Member, are collectible in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.8 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Legent Clearing reflected on the Final Balance Sheet will represent arm’s length transactions actually made in the ordinary course of business and will be collected (net of the reserve shown on the Final Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off, and will not be in dispute.
3.9 Invoices.
All invoices to customers or former customers conformed when issued to the requirements of such customers’ contracts, and such customers were accurately billed for services performed in compliance with such contracts.
3.10 Securities.
Set forth in Schedule 3.10 is a complete and accurate list and description of all securities held by Legent Clearing as of May 15, 2010, along with a good faith estimate of the fair value of each such security under GAAP. Legent Clearing has good and marketable title to, and physical possession of, all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of all Liens, except to the extent such securities are pledged in the ordinary and usual course of business consistent with prudent business practices to secure obligations of Legent Clearing. Such securities are properly valued on Legent Clearing’s books in accordance with GAAP.

3.11 Absence of Certain Changes.
Except as and to the extent set forth in Schedule 3.11, since April 30, 2010 there has not been:
(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Legent Clearing;
(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Legent Clearing’s business or properties;
(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Legent Clearing (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than any annual increase or bonus to non-officer employees in amounts consistent with past practice;
(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Legent Clearing;
(e) No Commitments. Any commitment or transaction by Legent Clearing (including, without limitation, any borrowing or capital expenditure) involving consideration or other expenditure in excess of $50,000;
(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Units; any redemption, purchase or other acquisition by Legent Clearing of any of the Units, or any security relating thereto; or any other payment to any holder of any of the Units as such, except as expressly contemplated hereby;
(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Legent Clearing, except for the sale of securities in the ordinary course of business and except as expressly contemplated hereby;
(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Legent Clearing, other than pursuant to margin loans made in the ordinary course of business, consistent with past practice, provided that such margin loans are made in compliance in all material respects with existing policies of Legent Clearing and applicable Law;
(i) No Liens. Any Lien placed on any of the properties or assets of Legent Clearing other than (i) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or delinquent, or being contested in good faith; (ii) Liens incurred in the ordinary course of business consistent in type and amount with past practices of Legent Clearing; (iii) all imperfections of title and encumbrances that do not materially interfere with the present use or value of the underlying property; and (iv) those Liens that are specifically identified as Permitted Liens in Schedule 3.11 (collectively, “Permitted Liens”);

(j) No Amendment of Contracts. Any entering into, amendment or termination by Legent Clearing of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;
(k) Loans and Advances. Any loan or advance (other than (i) advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice and (ii) margin loans made in the ordinary course of business, consistent with past practice, provided that such margin loans are made in compliance in all material respects with existing policies of Legent Clearing and applicable Law) to any Person including, but not limited to, any Affiliate;
(l) Credit. Any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended or, except in the ordinary course of business of Legent Clearing, any other change of policies or practices with respect to the granting of credit; or
(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Legent Clearing.
3.12 Absence of Undisclosed Liabilities.
Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule 3.12, Legent Clearing does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or would reasonably be expected to have a Material Adverse Effect. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.12, to the knowledge of Member, there is no basis for the assertion against Legent Clearing of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of the business and consistent with past practice. For purposes of this Agreement, the term “Material Adverse Effect” shall mean (a) a material adverse effect (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect) on the business, financial condition or results of operations of Legent Clearing, taken as a whole; (b) a material adverse change in the ability of Sellers to consummate the transactions contemplated by this Agreement; or (c) the existence of any Litigation not described on Schedule 3.13 as of the date of this Agreement that (i) is pending or, to the knowledge of Member, threatened against Legent Clearing, its directors, officers or employees (in such capacity), its business or any of its assets as of the Closing Date; and (ii) otherwise satisfies clause (a) or clause (b) above; provided, however, that the following shall not constitute a Material Adverse Effect for purposes of this Agreement: (A) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industry in which Legent Clearing operates, except to the extent such changes, effects, events, occurrences or circumstances have a disproportionate impact on Legent Clearing relative to other participants in such industry; (B) changes in GAAP, except to the extent such changes have a disproportionate impact on Legent Clearing relative to other participants in the industry in which Legent Clearing operates; (C) changes in Laws or any interpretation thereof, except to the extent such changes have a disproportionate impact on Legent Clearing relative to other participants in the industry in which Legent Clearing operates; (D) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation or personnel of the United States; (E) changes, effects, events, occurrences or circumstances resulting from the entry into this Agreement by Member or the announcement of the transactions contemplated thereby; (F) changes, effects, events, occurrences or circumstances resulting from any action taken by Buyer, Parent or any of their Affiliates; or (G) changes, effects, events, occurrences or circumstances resulting from the taking of any action required or permitted by this Agreement or consented to in writing by Buyer (including, without limitation, by any such consent Buyer is deemed to have provided pursuant to Section 6.3 or Section 6.4).

3.13 Litigation.
Except as set forth in Schedule 3.13, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal, administrative or by any Governmental or Regulatory Entity (“Litigation”), pending or, to the knowledge of Member, threatened against Legent Clearing, its directors, officers or employees (in such capacity), its business or any of its assets, nor, to the knowledge of Member, is there any basis for any such Litigation. Except as set forth in Schedule 3.13, neither Legent Clearing nor its business or assets, or any of its directors, officers or employees (in such capacity), is subject to any Order of any Governmental or Regulatory Entity. Schedule 3.13 also identifies all Litigation to which Legent Clearing or any of its directors, officers or employees (in such capacity) have been parties since inception.
3.14 Compliance With Laws and Orders.
(a) Compliance. Except as set forth in Schedule 3.14(a), Legent Clearing (including each and all of its operations, practices, properties and assets) and its directors, officers and employees in their capacities as such is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to broker-dealers and their associated Persons. Except as set forth in Schedule 3.14(a), Legent Clearing has not received notice of any violation or alleged violation of any Law or Order or raising any questions with respect to Legent Clearing’s capital adequacy or any business practice of Legent Clearing, and Legent Clearing is not subject to any Liability for past or continuing violation of, any Laws or Orders by Legent Clearing or any of its directors, officers or employees. All filings, reports and returns and all amendments thereto required to be filed by Legent Clearing with any Governmental or Regulatory Entity, including but not limited to Form BD, have been timely filed, and were accurate and complete when filed. Legent Clearing has furnished Buyer with true and complete copies of such filings. To the knowledge of Member, all Forms T-4 with respect to margin loans extended by Legent Clearing prior to the Closing Date are truthful, and all such credits extended were not purpose credits within the meaning of Regulation T.

(b) Licenses. Legent Clearing and all of its directors, officers and employees have all registrations, licenses, permits, approvals, memberships, authorizations and consents of all Governmental and Regulatory Entities required for the conduct of Legent Clearing’s business (as presently conducted) and operation of Legent Clearing’s properties (collectively, “Licenses”). All such Licenses are described in Schedule 3.14(b), are in full force and effect and, to the knowledge of Member, will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Legent Clearing has not received any notice threatening the revocation or suspension of any such Licenses or seeking to restrict any of the business activities of Legent Clearing or its directors, officers and employees. Except as set forth in Schedule 3.14(b), Legent Clearing (including its operations, properties and assets) and its directors, officers and employees is and has been in compliance with all such Licenses.
(c) Environmental Matters. Legent Clearing (including each and all of its operations, practices, properties and assets) and its directors, officers and employees in their capacities as such is in compliance with all applicable Environmental Laws. For purposes of this Agreement, “Environmental Laws” means all Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts. Without limiting the generality of the foregoing provisions of this Section 3.14, Legent Clearing is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the knowledge of Member, threatened against Legent Clearing relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. There are no past or present (or, to the knowledge of Member, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

3.15 Title to and Condition of Properties.
(a) Marketable Title. Legent Clearing has good and marketable title to all of its assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for securities disposed of in the ordinary course of business since the date of the Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 3.15(a). Except as set forth in Schedule 3.15(a), none of Legent Clearing’s assets, business or properties are subject to any restrictions with respect to the transferability thereof, and Legent Clearing’s title thereto will not be affected in any way by the transactions contemplated hereby.
(b) Fixed Asset List. Schedule 3.15(b) sets forth a true and complete list as of the date hereof of each asset of Legent Clearing with a book value of more than $5,000, together with the book value thereof as of the date of the Recent Balance Sheet.
(c) Condition. To the knowledge of Member, all property and assets owned or utilized by Legent Clearing are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Legent Clearing), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Legent Clearing as conducted during the preceding 12 months. To the knowledge of Member, all buildings and other structures owned or otherwise utilized by Legent Clearing are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.
(d) Real Property. Legent Clearing does not own any real property. Schedule 3.15(d) sets forth, with respect to each parcel of real property leased or otherwise occupied by Legent Clearing, the material terms of such lease, each of which remains in full force and effect.
(e) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Legent Clearing is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental or Regulatory Entity with or without payment of compensation therefor, nor to the knowledge of Member has any such condemnation, expropriation or taking been proposed.

3.16 Insurance.
Set forth in Schedule 3.16 is a complete and accurate list and description, as of the date hereof, of all fidelity bonds, policies of fire, liability, product liability, workers compensation, health, business interruption, securities dealers blanket bond and other forms of insurance in effect with respect to the business and properties of Legent Clearing, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.16 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. To the knowledge of Member, all such policies are valid, outstanding and enforceable policies. Such policies provide insurance coverage for the properties, assets and operations of Legent Clearing of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. To the knowledge of Member, no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.16 indicates each policy as to which (x) the coverage limit has been reached or (y) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and to the knowledge of Member there has been no act or omission of Legent Clearing which could result in cancellation of any such policy prior to its scheduled expiration date. Except as disclosed on Schedule 3.16, Legent Clearing has not been refused any insurance with respect to any aspect of the operations of its business nor, to the knowledge of Member, has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since its inception. Legent Clearing has duly and timely made all claims it has been entitled to make under each policy of insurance. All general liability policies maintained by or for the benefit of Legent Clearing have been “occurrence” policies and not “claims made” policies. There is no claim by Legent Clearing pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and, to the knowledge of Member, there is no basis for denial of any claim under any such policy. Legent Clearing has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Legent Clearing with all requirements of Law, with all requirements established by any applicable Governmental or Regulatory Entity and with the requirements of all material contracts to which Legent Clearing is a party.
3.17 Contracts and Commitments.
The representations and warranties set forth in Sections 3.17(a) through 3.17(j) below are made only as of the date of this Agreement.
(a) Real Property Leases. Except as set forth in Schedule 3.15(d), Legent Clearing has no leases of real property.
(b) Personal Property Leases. Except as set forth in Schedule 3.17(b), Legent Clearing has no leases of personal property involving consideration or other expenditure in excess of $1,000 or involving performance over a period of more than 12 months.

(c) Customer Commitments. Legent Clearing has no customer contracts or commitments involving consideration or other expenditure in excess of $50,000.
(d) Powers of Attorney. Legent Clearing has not given a power of attorney, which is currently in effect, to any Person for any purpose whatsoever.
(e) Collective Bargaining Agreements. Legent Clearing is not a party to any collective bargaining agreement with any union, guild, shop committee or other collective bargaining group.
(f) Loan Agreements. Except as set forth in Schedule 3.17(f), Legent Clearing is not obligated under any loan agreement, promissory note, letter of credit, capitalized lease or other evidence of indebtedness as a signatory, guarantor or otherwise.
(g) Guarantees. Legent Clearing has not guaranteed the payment or performance of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.
(h) Contracts Subject to Renegotiation. Legent Clearing is not a party to any contract with any Governmental or Regulatory Entity that is subject to renegotiation.
(i) Restrictive Agreements. Legent Clearing is not a party to, nor is it bound by, any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.
(j) Other Material Contracts. Legent Clearing has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $1,000, or involving performance over a period of more than 12 months involving consideration or other expenditure in excess of $1,000, or which is otherwise individually material to the operations of Legent Clearing, except as set forth in Schedule 3.17(j) or in any other Schedule.
(k) No Default. Legent Clearing is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the assets owned, used or occupied by it. To the knowledge of Member, no third party is in default under any contract or commitment to which Legent Clearing is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.
(l) True and complete copies of all documents disclosed in Schedules 3.17(a) through 3.17(j) have been furnished to Buyer, or made available via the Data Site.

3.18 Labor and Employment Matters.
Legent Clearing has not experienced any labor dispute, union organization attempt or work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.18, (a) Legent Clearing is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Legent Clearing pending or, to the knowledge of Member, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of Member, threatened against or affecting Legent Clearing; (d) no question concerning representation has been raised or is threatened respecting the employees of Legent Clearing; (e) no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Legent Clearing concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Member, threatened before the U.S. Equal Employment Opportunity Commission or any Governmental or Regulatory Entity.
3.19 Employee Benefit Plans.
(a) Disclosure. Schedule 3.19(a) sets forth a list of all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” noncompetition agreements, collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Persons currently or formerly employed by Legent Clearing. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” Each of the Employee Plans/Agreements is identified in Schedule 3.19(a), to the extent applicable, as one or more of the following: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), a “defined benefit plan” (as defined in Section 414 of the Code), an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Legent Clearing has not ever contributed or been obligated to contribute to any such multiemployer plan.
(b) Absence of Certain Plans. No Employee Plan/Agreement is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code, nor does Legent Clearing have any liability, contingent or otherwise, with respect to any such plans.

(c) Prohibited Transactions. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which Legent Clearing or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Legent Clearing has agreed to indemnify or is required to indemnify any Person against liability incurred under any such Law or Order.
(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Legent Clearing’s actuaries in connection with the funding of such Employee Plan/Agreement).
(e) Controlled Group; Leased Employees. There are no other entities that, together with Legent Clearing, are treated as a single employer pursuant to Sections 414(b), 414(c) or 414(m) of the Code, nor has any other entity been treated as a single employer with Legent Clearing under such provisions at any time prior to the date of this Agreement. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Legent Clearing, and no individuals are expected to become leased employees with the passage of time.
(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Legent Clearing to date have been made and all amounts properly accrued to date as liabilities of Legent Clearing which have not been paid have been properly recorded on the books of Legent Clearing and are reflected in the Recent Balance Sheet; (ii) Legent Clearing has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable Laws, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any Governmental or Regulatory Entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Member, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former employees of Legent Clearing beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA (COBRA), (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Legent Clearing (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.
(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Legent Clearing to severance pay, unemployment compensation or any other benefit or payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
(i) Delivery of Documents. There has been delivered to Buyer, or made available via the Data Site, with respect to each Employee Plan/Agreement, a true and complete copy of each of the following:
(i) all of the documents constituting the Employee Plans/Agreements, including all amendments thereto;
(ii) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;
(iii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Legent Clearing is a party, a copy of such Employee Plan/Agreement;
(iv) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and
(v) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (ii) of this Section 3.19(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.
(j) Future Commitments. Legent Clearing has not announced any plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement. Each Employee Plan/Agreement can be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.
3.20 Employment Compensation.
Buyer has been provided a true and correct list of all employees, and in the case of salaried employees, such list identifies the current annual rate of base compensation and bonus opportunity for each employee (together with incentive compensation) and in the case of hourly or commission employees identifies certain reasonable ranges of rates, the number of employees falling within each such range and the average annual hours and wages (including any incentive compensation) paid to each, Buyer has been provided a schedule setting forth all accrued but unpaid vacation for each employee as of the date of the Recent Balance Sheet.
3.21 Agreements Binding on Employees.
To the knowledge of Member, no employee of Legent Clearing is in violation of any employment agreement, non-competition agreement or other agreement relating to the relationship of such employee with Legent Clearing or any other party because of the nature of the business conducted by Legent Clearing. Each of such agreements is listed on Schedule 3.21, and true and complete copies of each such agreement have been furnished to Buyer.
3.22 Intellectual Property.
Schedule 3.22 lists all Intellectual Property (as defined below) in which Legent Clearing now has any interest, specifying whether such Intellectual Property is owned, controlled, used or held (under license or otherwise) by Legent Clearing, and also indicating which of such Intellectual Property is registered. All Intellectual Property shown as registered in Schedule 3.22 has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Legent Clearing does not, in order to conduct its business as such is currently being conducted, require any Intellectual Property that it does not already have. Except as set forth on Schedule 3.22, Legent Clearing is not infringing and has not infringed any Intellectual Property of another in the operation of Legent Clearing’s business, nor, to the knowledge of Member, is any other Person infringing the Intellectual Property of Legent Clearing. Legent Clearing has not granted any license or made any assignment of any Intellectual Property listed in Schedule 3.22, nor, except as set forth in Schedule 3.22 does Legent Clearing pay any royalties or other consideration for the right to use any Intellectual Property of others. There is no Litigation pending or, to the knowledge of Member, threatened to challenge Legent Clearing’s right, title and interest with respect to its continued use and right to preclude others from using any of its Intellectual Property. All Intellectual Property of Legent Clearing (other than licensed software, as to which Member has no knowledge, except for Legent Clearing’s interest in such licensed software) is valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Legent Clearing. The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property owned or used by Legent Clearing. As used herein, the term “Intellectual Property” shall mean and include: (a) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (b) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (c) all patents and patent applications, and all international proprietary rights associated therewith; (d) all rights granted under contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (e) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (f) all claims for infringement or breach of any of the foregoing; but excludes any such items that are the subject of so-called “shrink wrap” license agreements.
3.23 Technology Systems.
(a) The electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems, services and processes, and Intellectual Property that are used by Legent Clearing (collectively, “Technology Systems”) are adequate for the operation of its business as currently conducted. There has not been any material malfunction with respect to any of the Technology Systems that (i) has had a material effect on Legent Clearing’s provision of services to its customers; (ii) was within Legent Clearing’s reasonable control; and (iii) has not been remedied or replaced or is not in the process of being remedied or replaced in all material respects.
(b) There is no existing pattern or repetition of customer complaints in excess of that which would reasonably be expected to exist given the nature of Legent Clearing’s business regarding the material functionality or performance of the Technology Systems (i) where such complaints relate to a material effect on Legent Clearing’s provision of services to its customers and (ii) where the cause of such complaints were within Legent Clearing’s reasonable control. Legent Clearing’s engineers (or those of its suppliers or independent contractors) have not currently identified any repeating adverse impact on the material functionality or performance of the Technology Systems (A) where such impacts relate to a material effect on Legent Clearing’s provision of services to its customers and (B) where such impacts were within Legent Clearing’s reasonable control. The Technology Systems have not suffered any material unplanned disruption that (I) has had a material effect on Legent Clearing’s provision of services to its customers and (II) was within Legent Clearing’s reasonable control.

(c) Legent Clearing has taken measures reasonable under the circumstances to protect the internal and external security and integrity of the Technology Systems owned and controlled by Legent Clearing and the data that such Technology Systems contain including, without limitation: (i) procedures designed to prevent unauthorized access; (ii) procedures designed to prevent the introduction of a virus; and (iii) the taking and storing on-site and off-site of back-up copies of the critical data of Legent Clearing.
3.24 Major Customers and Vendors.
(a) Major Customers. Schedule 3.24(a) contains a list of the top 25 (by revenue) clearing customers of Legent Clearing for each of the two most recent fiscal years and for the ten months ended April 30, 2010, showing the total net revenues from each such customer during each such year or period, as applicable. No such customer is engaged in any material dispute with Legent Clearing or has terminated, cancelled or materially changed, or to the knowledge of Member, threatened to terminate, cancel or materially change, any ongoing business relationship with Legent Clearing. Member has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed in Schedule 3.24(a) will not continue to be customers of Legent Clearing after the Closing at substantially the same or higher level of transactions and revenue as heretofore. To the knowledge of Member, no customer of Legent Clearing has any right to any credit or refund for services rendered or to be rendered by Legent Clearing pursuant to any contract with or practice of Legent Clearing.
(b) Major Vendors. Schedule 3.24(b) contains a list of the top 25 (by expense) vendors of Legent Clearing for each of the two most recent fiscal years and for the ten months ended April 30, 2010, showing the total expenses paid to each such vendor during each such year or period, as applicable. No such vendor is engaged in any material dispute with Legent Clearing or has terminated, cancelled or materially changed, or to the knowledge of Member, threatened to terminate, cancel or materially change, any ongoing business relationship with Legent Clearing. Member has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the vendors listed in Schedule 3.24(b) will not continue to be vendors to the business of Legent Clearing after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods or services at competitive prices.
3.25 Bank Accounts.
Schedule 3.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Legent Clearing maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. Schedule 3.25 sets forth with respect to each such financial institution at which Legent Clearing maintains interest-bearing deposits, the name of such institution, the average monthly balances on deposit with such institution during the last two years, the interest rates paid and the dates on which the interest rates are adjusted, the terms of any contract with such institution, how such contract may be terminated and the notice required for termination. True and complete copies of all contracts documenting Legent Clearing’s relationship with each such financial institution have been furnished to Buyer, or made available via the Data Site, other than standard documentation customarily entered into by banks in the ordinary course of business. Member has no knowledge or information of any facts indicating, nor any other reason to believe, that any of such financial institutions with which Legent Clearing maintains interest-bearing deposits will not continue to deal with Legent Clearing after the Closing on substantially the same or better terms than as heretofore.

3.26 Transactions with Affiliates.
(a) Contracts with Affiliates of Member. All leases, contracts, agreements or other arrangements between Legent Clearing and Member or any of its Affiliates are described in Schedule 3.26(a) and, except as set forth in Schedule 3.26(a), all such leases, contracts, agreements or other arrangements are cancelable by Legent Clearing on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever. True and complete copies of all of such documents have been furnished to Buyer. For purposes of this Agreement: (i) the term “Affiliate” of a Person shall mean and include any other Person controlling, controlled by or under common control with such Person; provided, that with respect to Member, the term “Affiliate” specifically includes, without limitation, Duques; further provided, that with respect to Member and solely for purposes of this Section 3.26(a), the term “Affiliate” also specifically includes, without limitation, Guy A. Gibson, William D. Snider, Lisa Snider, Michael J. McCloskey, Constance J. McCloskey, Michael A. Stallings and any of their respective direct family members; and (ii) as used in this definition of the term “Affiliate” and elsewhere herein with respect to any Affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor or otherwise.
(b) No Adverse Interests. Except as set forth in Schedule 3.26(b), no Affiliate of Member or of Legent Clearing has (i) any direct or indirect interest in any entity which does business with Legent Clearing or is competitive with Legent Clearing’s business, which interest provides such Affiliate with control over such entity, or (ii) any direct or indirect interest in any property, asset or right which is used by Legent Clearing in the conduct of its business.
(c) Obligations. All obligations of any Affiliate to Legent Clearing, and all obligations of Legent Clearing to any Affiliate, are listed in Schedule 3.26(c). True and complete copies of all writings giving rise to or evidencing such obligations have been furnished to Buyer, or made available via the Data Site.
3.27 Assets Necessary to Business.
Legent Clearing presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Legent Clearing as presently conducted in the United States.

3.28 No Brokers or Finders.
Neither any Seller nor Legent Clearing, nor any of their respective directors, officers, employees, members or agents have retained, employed or used, or have incurred any obligation or liability (contingent or otherwise) to, any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.
3.29 Investment Intent.
The Subject Shares are being acquired by Member for investment only and not with the view to resale or other distribution other than the distribution contemplated by Section 6.14.
3.30 Distribution of Consideration.
Except as expressly contemplated by this Agreement, no holder of any direct or indirect equity interest in Member shall receive, directly or indirectly, any cash, securities or any other form of consideration in connection with the transactions contemplated by this Agreement other than a share of the Consideration proportionate to such holder’s direct or indirect equity interest in Member.
3.31 Restricted Securities.
Member understands that (a) the Subject Shares will not be registered under the federal or any state securities Laws; (b) the Subject Shares will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, and any applicable state securities Laws; and (c) the Subject Shares may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933, as amended, and any applicable state securities Laws, or unless an exemption from such registration is available.
NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY MEMBER OR SELLERS IN THIS AGREEMENT, NEITHER MEMBER NOR SELLERS MAKE ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO BUYER, OR MADE AVAILABLE VIA THE DATA SITE, OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN AN ANCILLARY INSTRUMENT, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR THE UNITS. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER IS PURCHASING LEGENT CLEARING, THE BUSINESS AND THE UNITS ON AN “AS-IS, WHERE-IS” BASIS.

4. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties, each of which is true and correct and shall survive the Closing, to Sellers.
4.1 Corporate.
(a) Organization. Buyer is a federal savings bank duly organized, validly existing and in good standing under the Laws of the United States.
(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by it, and to carry out the transactions contemplated hereby and thereby.
4.2 Authorization; Validity.
(a) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Buyer, and no other or further corporate action on the part of Buyer, its board of directors or Parent (as its sole stockholder) is necessary therefor.
(b) Validity. This Agreement has been duly and validly executed and delivered by Buyer and is, and when executed and delivered each Ancillary Instrument to be executed and delivered by Buyer pursuant hereto will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.
4.3 No Brokers or Finders.
Neither Buyer nor any of its directors, officers, employees or agents has retained, employed or used, or has incurred any obligation or liability (contingent or otherwise) to, any broker or finder in connection with the transactions contemplated hereby or in connection with the negotiation thereof.
4.4 No Violation.
Neither the execution and delivery of this Agreement or the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto nor, assuming receipt of all necessary regulatory and other approvals and expiration of all mandatory waiting periods, the consummation by Buyer of the transactions contemplated hereby and thereby will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by any term or provision of the organizational documents of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

4.5 Investment Intent.
The Units are being acquired by Buyer for investment only and not with the view to resale or other distribution.
4.6 Financing.
Buyer has sufficient funds available for it to pay the Final Cash Purchase Price to Member as contemplated hereby.
5. REPRESENTATIONS AND WARRANTIES OF PARENT
Parent makes the following representations and warranties, each of which is true and correct and shall survive the Closing, to Sellers.
5.1 Corporate.
(a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado.
(b) Corporate Power. Parent has all requisite corporate power to enter into this Agreement and the Registration Rights Agreement, and to carry out the transactions contemplated hereby and thereby.
5.2 Authorization; Validity.
(a) Authorization. The execution and delivery of this Agreement and the Registration Rights Agreement by Parent, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Parent, and no other or further corporate action on the part of Parent, its board of directors or its stockholders is necessary therefor.
(b) Validity. This Agreement has been duly and validly executed and delivered by Parent and is, and when executed and delivered the Registration Rights Agreement will be, the legal, valid and binding obligation of Parent, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.
5.3 No Brokers or Finders.
Neither Parent nor any of its directors, officers, employees or agents has retained, employed or used, or have incurred any obligation or liability (contingent or otherwise) to, any broker or finder in connection with the transactions contemplated hereby or in connection with the negotiation thereof.

5.4 No Violation.
Neither the execution and delivery of this Agreement or the Registration Rights Agreement nor, assuming receipt of all necessary regulatory and other approvals and expiration of all mandatory waiting periods, the consummation by Parent of the transactions contemplated hereby and thereby will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by any term or provision of the organizational documents of Parent or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Parent is a party or by which Parent or any of its assets or properties may be bound or affected.
5.5 Subject Shares.
All of the Subject Shares will be, upon issuance thereof at the Closing, validly issued, fully paid and nonassessable, and free and clear of any Liens, other than any Liens that may be created by: (a) Member; (b) any direct or indirect holder of Member’s equity interests to whom any of the Subject Shares may be distributed in accordance with Section 6.14; or (c) any applicable securities Laws.
6. COVENANTS
6.1 Noncompetition; Confidentiality.
Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Legent Clearing being acquired pursuant to this Agreement, each Seller hereby covenants and agrees as follows:
(a) Covenant Not to Compete. In return for Buyer’s payment of the Consideration to Member, among other things, each Seller agrees that for a period of two years from the Closing Date (the “Restricted Period”), no Seller will, directly or indirectly, through one or more Affiliates or otherwise:
(i) engage in, continue in or carry on any business which competes with the Business as conducted by Legent Clearing as of the Closing Date, or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;
(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Legent Clearing in any aspect with respect to the Business as conducted by Legent Clearing as of the Closing Date, including, but not limited to, soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) offer employment to an employee of Legent Clearing who is employed as of the Closing Date and has not been terminated without cause by Legent Clearing, without the prior written consent of Buyer; or
(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;
provided, however, that the foregoing shall not prohibit (x) the beneficial ownership by Duques of his proportionate share of the Subject Shares (as distributed to him in accordance with Section 6.14) or of not more than 9.9% of the total total number of issued and outstanding shares of Parent Common Stock (including, without limitation, as a result of the receipt by Duques of his proportionate share of the Subject Shares); or (y) without increasing or duplicating the amounts permitted under clause (x) above in the case of Duques, the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties specifically acknowledge that the Business conducts its affairs throughout the United States, and thus agree that the geographic scope of this covenant not to compete shall extend throughout the United States; and further, that this non-compete shall encompass every statistical metropolitan area (as defined by the Office of Management and Budget) in which Legent Clearing has conducted the Business in the two year period immediately preceding the Closing Date. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or part of the business of Legent Clearing. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.
(b) Covenant of Confidentiality. No Seller shall, and Member will cause its directors, officers, managers, employees, agents, advisors and other representatives not to, and Duques will cause his agents, advisors and other representatives not to, at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any Person, or (iii) keep or make copies of documents, tapes, disks or programs containing, any confidential information concerning Legent Clearing or the Business; provided, that Member shall not be required to cause the destruction or return of any client files retained by its counsel, provided, that Member shall not obtain return of or access to any such files except in the event of threatened or actual litigation. For purposes hereof, “confidential information” shall mean and include, without limitation, the terms of this transaction, all Intellectual Property in which Legent Clearing has an interest, all customer lists and customer information, and all other information concerning Legent Clearing’s processes, services and marketing methods, not previously disclosed to the public directly by Legent Clearing.

(c) Equitable Relief for Violations. Each Seller agrees that the provisions and restrictions contained in this Section 6.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring Legent Clearing, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1, without posting any bond or security. If any Seller violates the restrictive covenant set forth in this Section 6.1, then the Restricted Period shall automatically be extended for a period of time equal to (i) the length of time during which such violation occurred; plus (ii) the length of time during which any court proceedings necessary to stop such violation were ongoing.
(d) Tax Allocation. The parties agree that no portion of the Final Cash Purchase Price or the Subject Shares shall be allocated to this covenant not to compete for Tax purposes.
6.2 General Releases.
At the Closing, Member shall deliver, and shall cause each Person listed on Schedule 6.2 attached hereto to deliver, general releases to Buyer, substantially in the form of Exhibit 6.2 attached hereto (each, a “Release” and, collectively, the “Releases”), releasing Legent Clearing and its directors, officers, agents and employees from all claims with respect to Legent Clearing arising on or before the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedules and expressly described and excepted from such Releases, and (ii) in the case of Persons who are employees of Legent Clearing, compensation for current periods expressly described and excepted from such Releases. Such Releases shall also contain waivers of any right of contribution or other recourse against Legent Clearing with respect to representations, warranties or covenants made herein by Legent Clearing.
6.3 Conduct of Legent Clearing Prior to Closing.
From the date hereof through the Closing Date, Member covenants and agrees to use its reasonable best efforts to cause Legent Clearing to conduct its business in the ordinary course and in accordance with past practice and not to take any action inconsistent therewith, except as otherwise permitted or required by this Agreement, as consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that Buyer shall be deemed to have provided consent to any particular action if Buyer does not object in writing to Member’s written request for consent to such action within 5 business days after Buyer receives such request) or as required by applicable Law. Without limiting the generality of the foregoing, except as otherwise permitted or required by this Agreement, as consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that Buyer shall be deemed to have provided consent to any particular action if Buyer does not object in writing to Member’s written request for consent to such action within 5 business days after Buyer receives such request) or as required by applicable Law, Member shall cause Legent Clearing to: (a) maintain its books and records in all material respects in the usual, regular and ordinary manner and consistent with past practices; (b) maintain in full force and effect the material insurance policies heretofore maintained with respect to Legent Clearing and its business and properties and all material Licenses and other material rights or interests that are required for Legent Clearing to carry on its business; (c) take such commercially reasonable action as may be necessary to preserve the assets and properties of Legent Clearing in all material respects in good condition (ordinary wear and tear excepted), including performing any commercially reasonable repairs and maintenance on such assets and properties; (d) use its commercially reasonable efforts to preserve the business of Legent Clearing intact and preserve for Buyer the existing goodwill of Legent Clearing, as well as the employees, suppliers, customers, Governmental or Regulatory Entities and others having significant business relations with Legent Clearing in the conduct of its business; (e) comply in all material respects with all Laws, Orders and Licenses applicable to Legent Clearing in the conduct of its business; (f) perform all of its material obligations under contracts and leases to which it is a party or by which any of its material assets or properties are bound, except such obligations as Legent Clearing may in good faith reasonably dispute; (g) timely file all reports required to be filed with Governmental or Regulatory Entities; (h) timely file or properly request an extension for filing all material Tax Returns required to be filed by Legent Clearing and promptly pay all material Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings; (i) withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers when due; (j) maintain its capital levels at the minimum levels required by all applicable Governmental or Regulatory Entities; and (k) notify Buyer of any material claim that is brought or, to the knowledge of Member, threatened against Legent Clearing by any third party or any Governmental or Regulatory Entity. From the date hereof through the Closing, Member shall promptly advise Buyer in writing of (i) any loss or, to the knowledge of Member, threatened loss of any significant customer or any material assets or properties of Legent Clearing; (ii) any Material Adverse Effect that has occurred or that Sellers reasonably believe may occur and (iii) any breach of any representation, warranty or covenant made by any Seller herein.
6.4 Negative Covenants.
In furtherance and not in limitation of the provisions of Section 6.3, from the date hereof through the Closing Date, Member covenants and agrees to prevent Legent Clearing, directly or indirectly, from doing any of the following, except as otherwise permitted or required by this Agreement (including Section 6.3), as consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, that Buyer shall be deemed to have provided consent to any particular action if Buyer does not object in writing to Member’s written request for consent to such action within 5 business days after Buyer receives such request), as required by applicable Law or as set forth in Schedule 6.4:
(a) amend or otherwise change its certificate of formation or operating agreement;

(b) issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any equity interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests or any other ownership interest in Legent Clearing;
(c) sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;
(d) acquire any interest in any corporation, partnership or other business organization or division thereof; or make any material investment whether by purchase of stock or securities, contribution of capital or property transfer; or purchase all or substantially all of the property or assets of any other Person;
(e) increase the compensation, salary or wages payable or to become payable to any of its officers, directors, managers, employees or agents (including, without limitation, any increase or change pursuant to any Employee Plan/Agreement), other than annual merit increases consistent with past practices in both the timing and amount thereof, or grant any material bonus, severance or termination pay to, or enter into any material bonus, employment or severance agreement with, any of its directors, officers, managers, employees or agents, or any bonus or other employee benefit granted, made or accrued, other than annual bonuses consistent with past practices in both the timing and amount thereof;
(f) incur, assume or guarantee any obligation, commitment, capital expenditure or indebtedness for borrowed money, other than pursuant to margin loans made in the ordinary course of business, consistent with past practice, provided that such margin loans are made in compliance in all material respects with existing policies of Legent Clearing and applicable Law;
(g) make any declaration, setting aside or payment of any dividend or any other distribution (other than (i) Tax distributions consistent with past practice; or (ii) cash distributions in an aggregate amount not to exceed $100,000) in respect of the equity interests of Legent Clearing; or any redemption, purchase or other acquisition of any equity interests of Legent Clearing, or any security relating thereto; or any other payment to any holder of any of equity interest of Legent Clearing as such;
(h) enter into any contract that would have been required to be disclosed pursuant to Section 3.17 had such contract been entered into prior to the date hereof, or amend or terminate any such contract or any contract disclosed pursuant to Section 3.17, or waive any material rights thereunder, other than in the ordinary course of business consistent with past practice;
(i) introduce any new material method of management or operation;
(j) intentionally take or fail to take any action that would cause or permit the representations and warranties made in Article 3 to be inaccurate at the time of the Closing;

(k) engage in any transaction with any Affiliate;
(l) make any capital expenditures, capital additions or betterments in excess of $250,000 in the aggregate;
(m) make or acquiesce with any change in any accounting methods, principles or material practices, except as required by GAAP or any Governmental or Regulatory Entity having jurisdiction over Legent Clearing; or
(n) enter into any agreement that requires Legent Clearing to do any of the acts prohibited by paragraphs (a)-(m) above.
6.5 Notice of Certain Events.
(a) From and after the date hereof through the Closing, Sellers shall promptly notify Buyer of:
(i) the occurrence, or failure to occur, of any event subsequent to the date hereof that renders or would render any representation, warranty or statement of Member or Sellers in this Agreement or the Disclosure Schedules to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results or may result in the failure to satisfy any of the conditions specified in Article 8. No notice under this clause (i) shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedules; provided, however, that if: (A) such notice relates to an event occurring subsequent to the date hereof (without breach of Section 6.3 or Section 6.4); (B) Sellers acknowledge in such notice that Buyer has the right to terminate this Agreement pursuant to Section 9.1(b) as a result of the information disclosed in such notice; (C) Buyer has been provided with all information under the custody and control of Sellers that is reasonably necessary to enable Buyer to assess the effects of such event; and (D) Buyer does not exercise such termination right promptly following delivery by Sellers of the information contemplated by clause (C) above, then the information disclosed in such notice shall constitute an amendment of the Disclosure Schedules and the representations, warranties or statements of Member or Sellers, as applicable, in this Agreement to which such information relates for purposes of Article 7 and Article 8; further provided, that in the event such occurrence has been consented to by Buyer pursuant to Section 6.3 or Section 6.4, then the information related thereto shall constitute an amendment to the Disclosure Schedules and the representations, warranties, or statements of Member or Sellers, as applicable, in this Agreement to which such information relates for purposes of Article 7 and Article 8; or
(ii) Any failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller under this Agreement.

(b) From and after the date hereof through the Closing, Buyer shall promptly notify Member of:
(i) the occurrence, or failure to occur, of any event subsequent to the date hereof that renders or would render any representation, warranty or statement of Buyer or Parent in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results or may result in the failure to satisfy any of the conditions specified in Article 8. No notice under this clause (i) shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement; provided, however, that if (A) such notice relates to an event occurring subsequent to the date hereof in the ordinary course of business of Buyer; (B) Buyer acknowledges in such notice that Member has the right to terminate this Agreement pursuant to Section 9.1(c) as a result of the information disclosed in such notice; (C) Member has been provided with all information under the custody and control of Buyer that is reasonably necessary to enable Member to assess the effects of such event; and (D) Member does not exercise such termination right promptly following delivery by Buyer of the information contemplated by clause (C) above, then the information disclosed in such notice shall constitute an amendment of the representations, warranties or statements of Buyer or Parent, as applicable, in this Agreement to which such information relates for purposes of Article 7 and Article 8; or
(ii) any failure of Buyer or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
6.6 Access to Information and Records.
During the period prior to the Closing, Legent Clearing shall, and Member shall cause Legent Clearing to, give Buyer and its counsel, accountants and other representatives: (a) access to all of the properties, books, records, contracts and documents of Legent Clearing for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Legent Clearing and Member shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Legent Clearing as Buyer may request); (b) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers and others having business dealings with Legent Clearing. In furtherance and not in limitation of the foregoing, as promptly as practicable after the date hereof, and again approximately ten (10) days prior to the anticipated Closing Date, Legent Clearing shall, and Member shall cause Legent Clearing to, grant such access as may be reasonably requested by, and otherwise cooperate with, Buyer and its counsel, accountants and other representatives in conducting an audit of the securities listed in Schedule 3.10 and the valuation of such securities as are reported on Legent Clearing’s books.

6.7 Consultants.
Upon Closing, Buyer shall have no obligation to retain Duques, or any Affiliate of Legent Clearing or any member of Member, in any capacity, including, without limitation, as an executive officer, employee or consultant, unless mutually agreed in writing by the parties.
6.8 Employees and Employee Plans/Agreements.
(a) Promptly subsequent to Closing, Member and Buyer shall deliver a joint communication, in form and substance mutually agreed to by Buyer and Member, to each participant (or any employee who previously participated) in any option plan or similar plan of Legent Clearing.
(b) Within 30 days after the date hereof, Member shall deliver to Buyer a compliance audit with respect to Member’s 401(k) plan. Member and Buyer shall each bear one half of the fees and expenses of the preparation of such compliance audit.
6.9 Corporate Name Change.
Immediately following the Closing, Member and each of its Affiliates, as applicable, shall change its name to delete “Legent” from its corporate name.
6.10 Preparation of Tax Returns.
Buyer covenants to timely file Tax Returns with respect to Legent Clearing for the tax years ended December 31, 2009 (to the extent not already filed) and on the Closing Date, subject to the approval of Member, such Tax Returns to be prepared by Deloitte & Touche LLP, or such other independent accounting firm as reasonably engaged by Buyer. Buyer shall make available, at no cost to Member, appropriate personnel that such accounting firm may request in order to provide to Member drafts of such filings no later than 30 days after the Closing Date. Member covenants to pay the fees and expenses of the preparation of such Tax Returns by such accounting firm, in proportion to the duration of its ownership of Legent Clearing.
6.11 Legent Clearing Organization Credits.
Legent Clearing is entitled to rebates and/or assessments with respect to its membership in Depository Trust & Clearing Corporation (“DTC”) and The Options Clearing Corporation (“OCC”). Promptly upon such rebate or assessment: (a) Legent Clearing will pay to Member (i) any OCC rebate, less any pass through to independent correspondents, with respect to the month of December, 2009 and (ii) any DTC rebate, less any pass through to independent correspondents, with respect to the calendar year 2009; and (b) Member will pay to Legent Clearing (i) any OCC assessment with respect to the month of December 2009 and (ii) any DTC assessment with respect to the calendar year ended December 31, 2009.
6.12 Repayment of Outstanding Debt; Transfer of Certain Assets.
At the Closing, Member shall cause Legent Clearing to: (a) repay the outstanding subordinated indebtedness (including all accrued interest thereon) set forth in Schedule 6.12; provided, however, that any cash portion of any prepayment penalties incurred in connection with such repayment of subordinated indebtedness shall be deducted from the Final Cash Purchase Price on a dollar for dollar basis; (b) transfer to RIDAWN IV, LLC, a Florida limited liability company, all of the collateral held by Legent Clearing that secures repayment of that certain Secured Demand Note Collateral Agreement, with an effective date of April 22, 2009, between Legent Clearing and RIDAWN IV, LLC, and related Secured Demand Note, dated April 22, 2009, in the original principal amount of $6,000,000, as amended by that certain Amendment to Previously Approved Subordination Agreement, dated May 20, 2010; and (c) transfer to Member all equity interests in Newbridge Securities Corporation held by Legent Clearing.

6.13 Advance by Buyer.
At the Closing, Buyer shall advance to Legent Clearing cash in an amount sufficient to permit Legent Clearing to make the repayment of the cash portion of the subordinated indebtedness (including all accrued interest thereon) set forth in Schedule 6.12.
6.14 Distribution of Subject Shares.
Immediately after the Closing, Member shall distribute the Subject Shares to the direct and indirect holders of its equity interests in a manner so as to ensure that that each such holder shall receive that number of the Subject Shares that is proportionate to such holder’s direct or indirect equity interest in Member.
6.15 Required Approvals.
(a) As promptly as practicable after the date of this Agreement, Sellers will, and will cause Legent Clearing to, make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Sellers will, and will cause Legent Clearing to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Law to make in connection with the transactions contemplated by this Agreement.
(b) As promptly as practicable after the date of this Agreement, Buyer and Parent will make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer and Parent will cooperate with Member and Legent Clearing with respect to all filings that Member or Legent Clearing elects to make or is required by Law to make in connection with the transactions contemplated by this Agreement.
6.16 No Negotiation.
Until such time, if any, as this Agreement is terminated pursuant to Article 9, Sellers will not, and will cause Legent Clearing and each of its directors, officers, managers, employees, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business consistent with past practice) of Legent Clearing, or any of the Units, or any merger, consolidation, business combination or similar transaction involving Legent Clearing.

6.17 Audit.
If it becomes available prior to the Closing, then as soon as practicable after its receipt thereof, Member shall deliver to Buyer a copy of the audited balance sheet of Legent Clearing as of June 30, 2010, and the related statements of income and cash flows for the fiscal year then ended (including the notes contained therein or annexed thereto), which financial statements shall have been reported on, and shall be accompanied by a copy of, the signed, unqualified opinion of Deloitte & Touche LLP, independent auditors for Legent Clearing for such fiscal year.
6.18 Commercially Reasonable Efforts.
Between the date of this Agreement and the Closing Date, Member or Buyer, as the case may be, will use their respective commercially reasonable efforts to consummate the transactions contemplated by this Agreement, including, in the case of Member, by causing the conditions set forth in Section 8.3 to be satisfied and, in the case of Buyer, by causing the conditions set forth in Section 8.4 to be satisfied.
7. INDEMNIFICATION
7.1 By Member and Duques.
Subject to the terms and conditions of this Article 7, from and after the Closing, Member and Duques, jointly and severally, agree to indemnify, defend and hold harmless Buyer and its Affiliates (including, without limitation, after the Closing, Legent Clearing), and their respective directors, managers, officers, employees, agents and controlled and controlling Persons (collectively, the “Buyer Indemnitees”) from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnitee, directly or indirectly, by reason of, arising out of or resulting from (collectively, the “Special Indemnity Claims”):
(a) the inaccuracy or breach of any representation or warranty of Sellers contained in any of the Fundamental Reps;
(b) the breach of any covenant of Member or Duques set forth in Section 6.1 [“Noncompetition; Confidentiality”] or Section 6.16 [“No Negotiation”];
(c) any Claim by any Person purporting to be the holder (other than Member) of any Units or other securities of or profit sharing rights in Legent Clearing, or any option, contract or other right to acquire any Units or other securities of or profit sharing rights in Legent Clearing;
(d) any fines, penalties, interest or costs resulting from a disciplinary action, enforcement action or similar proceedings before the Financial Industry Regulatory Authority or similar regulatory bodies arising out of conduct of the Business which occurred prior to Closing (collectively, “Regulatory Claims”); or

(e) any matter covered by a Release.
As used in this Article 7, the term “Claim” shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, arbitrations, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.
7.2 By Member.
Subject to the terms and conditions of this Article 7, from and after the Closing, and in addition to its joint and several indemnification obligations pursuant to Section 7.1, Member agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnitee, directly or indirectly, by reason of, arising out of or resulting from:
(a) the inaccuracy or breach of any representation or warranty of Sellers, or either of them, contained in or made pursuant to this Agreement;
(b) the breach of any covenant of Sellers, or either of them, contained in or made pursuant to this Agreement;
(c) any Litigation set forth on Schedule 3.13 under the sub-heading “Specified Litigation Matters” (such Litigation, together with any Litigation that should have been set forth on Schedule 3.13 in order to make such schedule accurate as of the date of this Agreement, the “Specified Litigation Matters”) or any Claim (other than Regulatory Claims covered by Section 7.1(d)) by any Person arising out of actions occurring prior to the Closing and that is based on or related to the same subject matter as any Specified Litigation Matter (collectively, “Litigation Claims”); provided that, by way of example and not limitation, a Claim shall be deemed to be based on or related to the same subject matter as a Specified Litigation Matter if there exists between such Claim and any Specified Litigation Matter a substantially similar or common set of facts or circumstances surrounding the business relationship or relationships out of which the theories of liability against Legent Clearing in such Claim arise, whether such Claim is made by one or more customers of a clearing customer or vendor of Legent Clearing, any receiver appointed to act on behalf of any such customers, any Governmental or Regulatory Entity or any other Person; further provided, that the term “Litigation Claims” shall not include any Claim arising out of or resulting from any Litigation that is not pending, or threatened in writing, on or before the second anniversary of the Closing Date; or
(d) any fines, penalties, interest or costs resulting from any fines assessed against Legent Clearing by the Internal Revenue Service for filing informational returns with incorrect and/or incomplete taxpayer identification numbers (“TIN’s”) for any period between February 9, 2005 and the Closing Date, including, without limitation, the penalty of approximately $99,600 assessed against Legent Clearing in connection with its 2007 Form 1099 filings (collectively, “Special Tax Claims”).

7.3 By Buyer.
Subject to the terms and conditions of this Article 7, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Member and the members of Member (collectively, the “Seller Indemnitees”) from and against all Claims asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; or (b) the breach of any covenant of Buyer contained in or made pursuant to this Agreement.
7.4 By Parent.
Subject to the terms and conditions of this Article 7, from and after the Closing, Parent agrees to indemnify, defend and hold harmless the Seller Indemnitees from and against all Claims asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Parent contained in or made pursuant to this Agreement; or (b) the breach of any covenant of Parent contained in or made pursuant to this Agreement.
7.5 Indemnification of Third-Party Claims.
The obligations and liabilities of any party to indemnify any other under this Article 7 with respect to Claims relating to third parties shall be subject to the following terms and conditions:
(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 7, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith and can periodically demonstrate the financial resources to continue the defense and pay the Claim if unsuccessful in the defense, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.
(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith or fails to demonstrate adequate financial resources to maintain the defense and pay the Claim if unsuccessful, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

(c) Indemnified Party’s Rights. Anything in this Section 7.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.
(d) Management of Proceedings relating to Litigation Claims, Special Tax Claims and Regulatory Claims. Anything in this Section 7.5 to the contrary notwithstanding, Buyer, acting in good faith, shall have sole authority with respect to the management of all proceedings with respect to which Litigation Claims, Special Tax Claims or Regulatory Claims may be made under this Article 7, including, without limitation, all decisions with respect to the prosecution, defense, compromise or settlement thereof, and whether or not to consent to the entry of, or appeal, any judgment of a court of competent jurisdiction having the authority to determine the amount thereof and liability with respect thereto (each, a “Judicial Order”), and Buyer shall not be required to comply with the provisions of subsections (a) through (c) of this Section 7.5 in connection therewith; provided, however, that (i) Buyer shall not settle or compromise, or consent to the entry of any Judicial Order with respect to, any such proceeding relating to any Litigation Claim or Regulatory Claim and with respect to which Member is named as a co-defendent unless Buyer has first used its commercially reasonable efforts to include as an unconditional term thereof the giving by the claimant or the plaintiff to Member of a release from all liability in respect of such proceeding; (ii) Member shall be entitled to participate in any such proceeding relating to any Litigation Claim, Special Tax Claim or Regulatory Claim with counsel of its choice and at its own sole cost and expense; and (iii) Buyer shall keep Member reasonably apprised as to the status, defense, negotiation or settlement of any such proceeding relating to a Litigation Claim, Special Tax Claim or Regulatory Claim with respect to which Member is not participating as contemplated by clause (ii) above, including by promptly responding to any reasonable inquiries or requests from Member for documents and other information relating thereto.
7.6 Payment; Satisfaction from Escrowed Funds.
(a) Subject to Section 7.6(b), the Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 7. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

(b) Sellers acknowledge and agree that the Escrowed Funds shall be deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement to help assure the indemnification obligations of Sellers under this Article 7. The indemnification obligations of Sellers pursuant to this Article 7 shall be satisfied first from the Escrowed Funds, in accordance with the Escrow Agreement (but such recovery shall not limit the amount of any additional indemnification to which the Buyer Indemnitees may be entitled pursuant this Agreement), and second, if such funds are not sufficient or are no longer available to satisfy such obligations, then the Buyer Indemnitees may, subject to the other provisions of this Article 7, assert their indemnification Claims against Sellers.
7.7 Tax Effect.
The indemnification obligation of an Indemnifying Party shall be adjusted so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability actually realized at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of the Claims with respect to which indemnification is sought hereunder. Any Claims payable by the Indemnifying Party to the Indemnified Party hereunder shall include the federal, state, local or foreign income or franchise tax liability which the Indemnified Party will incur upon receipt of payment in respect of such Claims (taking into account any net operating loss, capital loss or credit carryover of the Indemnified Party). With respect to any Claims for which the Indemnified Party (but for the operation of this sentence) is entitled to indemnification hereunder, there shall be disregarded any tax liabilities arising by reason of (a) any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance results in a corresponding increase in allowable deductions from income in another taxable year, (b) the shifting of items of income from one taxable year to another, or (c) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject to amortization or depreciation or recovery in operating expenses, except insofar as such reduction, disallowance, shifting or capitalization would only result in the increase of any unutilized net operating loss, capital loss or credit carryover.

7.8 Limitations on Indemnification.
Except for any fraudulent breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:
(a) Time Limitation. No claim or action shall be brought under this Article 7 for breach of a representation or warranty after the lapse of 15 months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:
(i) There shall be no time limitation on Special Indemnity Claims (except as set forth below with respect to Regulatory Claims), Litigation Claims, Special Tax Claims or any claims or actions brought for breach of any representation or warranty (A) made by Member in or pursuant to Section 3.14(c) [“Environmental Matters”], Section 3.19, [“Employee Benefit Plans”] or Section 3.28 [“No Brokers or Finders”], and Sellers hereby waive all applicable statutory limitation periods with respect thereto that would adversely affect any Buyer Indemnitee’s rights hereunder; (B) made by Buyer in or pursuant to Section 4.1 [“Corporate”], Section 4.2 [“Authorization; Validity”] or Section 4.3 [“No Brokers or Finders”], and Buyer hereby waives all applicable statutory limitation periods with respect thereto that would adversely affect any Seller Indemnitee’s rights hereunder; or (C) made by Parent in or pursuant to Section 5.1 [“Corporate”], Section 5.2 [“Authorization; Validity”], Section 5.3 [“No Brokers or Finders”] or Section 5.5 [“Subject Shares”], and Parent hereby waives all applicable statutory limitation periods with respect thereto that would adversely affect any Seller Indemnitee’s rights hereunder.
(ii) Any claim or action brought for breach of any representation or warranty made by Sellers in or pursuant to Section 3.7 (“Tax Matters”) may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).
(iii) Any Regulatory Claim shall be commenced prior to the second anniversary of the Closing Date, and any such Regulatory Claim shall be deemed to have been waived if not commenced prior to such second anniversary of the Closing Date.
(iv) Any Claim, including, without limitation, any Regulatory Claim, made by a party hereunder prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.
(v) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

(b) Amount Limitation.
(i) Except with respect to any Special Indemnity Claims, Litigation Claims, Special Tax Claims or claims for breaches of representations or warranties contained in Section 3.28 [“No Brokers or Finders”], Section 4.1 [“Corporate”], Section 4.2 [“Authorization; Validity”], Section 4.3 [“No Brokers or Finders”], Section 5.1 [“Corporate”], Section 5.2 [“Authorization; Validity”], Section 5.3 [“No Brokers or Finders”] or Section 5.5 [“Subject Shares”], for which no such limitations shall apply, an Indemnified Party shall not be entitled to indemnification under this Article 7 for breach of a representation or warranty (A) until the aggregate of the Indemnifying Party’s indemnification by the Indemnified Party pursuant to this Article 7 (but for this Section 7.8(b)) exceeds $100,000, but in such event the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties, it being the intent of the parties that such minimum amount constitute a threshold and not a deductible; or (B) to the extent the aggregate amount of all indemnification claims exceeds $6,000,000.
(ii) With respect to Regulatory Claims, Member shall indemnify the Buyer Indemnitees for: (A) 100% of any amounts up to $350,000, (B) 50% of any amounts between $350,001 and $700,000 and (C) 0% of any amounts in excess thereof.
(iii) With respect to Litigation Claims, Member shall indemnify the Buyer Indemnitees for: (A) 75% of all amounts for legal fees and expenses or other out-of-pocket costs and expenses (in each case, other than amounts described in clauses (B) and (C) below) paid by any Buyer Indemnitee in connection with any Litigation Claims; (B) 85% of all amounts paid by any Buyer Indemnitee with respect to any Litigation Claim pursuant to any binding settlement arrangement with respect to which Buyer has fulfilled its obligation set forth in Section 7.5(d)(i); and (C) 85% of all amounts paid by any Buyer Indemnitee pursuant to any Judicial Order that is not being appealed by such Buyer Indemnitee.
(c) Tax Limitation. Indemnification for breaches of the representations contained in Section 3.7 shall be limited to Taxes of Legent Clearing for taxable periods ending on or prior to the Closing Date and the pre-Closing portion of any taxable period that begins before but does not end on the Closing Date.
7.9 No Waiver of Contractual Representations and Warranties.
Sellers have agreed that Buyer’s rights to indemnification for the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement, and, except to the extent specifically set forth in the Disclosure Schedules, Buyer’s rights to indemnification (as specifically set forth in and limited by this Article 7) shall not be affected or waived by virtue of (and Buyer shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of Buyer of any untruth of any such representation or warranty of Sellers expressly set forth in this Agreement, regardless of whether such knowledge was obtained through Buyer’s own investigation or through disclosure by Sellers or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement. Without limiting the generality of the foregoing, the closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

8. CLOSING
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hunton & Williams LLP, Dallas, Texas, at 9:00 a.m. on a date agreed to by Buyer and Member, but in no event later than the third business day after the conditions set forth in Section 8.3 and Section 8.4 have been satisfied or waived, or at such other time and place as may be agreed upon by Buyer and Member (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).
8.1 Documents to be Delivered by Sellers.
At the Closing, Sellers shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form reasonably acceptable to Buyer:
(a) Units. Such documentation evidencing the transfer to Buyer of the Units by each holder thereof as Buyer reasonably requests.
(b) Registration Rights Agreement. The Registration Rights Agreement, duly executed by Member.
(c) Escrow Agreement. The Escrow Agreement, duly executed by Member and the Escrow Agent.
(d) Certified Resolutions. Certified copies of the resolutions of the board of managers of Member, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.
(e) Organizational Documents. A copy of the Operating Agreement of each of Legent Clearing and Member, certified by their respective secretaries, and a copy of the Certificate of Formation and good standing certificates of each of Legent Clearing and Member, certified by the Secretary of State of the applicable state of organization.
(f) Closing Certificate of Member. A certificate of the President of Member, substantially in the form of Exhibit 8.1(f) attached hereto, certifying fulfillment of the matters referred to in paragraphs (a) through (d) of Section 8.3 and containing certain representations regarding Member as of the Closing Date as set forth therein.
(g) Closing Certificate of Duques. A certificate of Duques, substantially in the form of Exhibit 8.1(g) attached hereto, certifying fulfillment of the matters referred to in paragraphs (a) through (d) of Section 8.3.

(h) Incumbency Certificate. Incumbency certificates relating to each Person executing (as a corporate officer or otherwise on behalf of another Person) any document executed and delivered to Buyer pursuant to the terms hereof.
(i) General Releases. The Releases, duly executed by the Persons listed on Schedule 6.2.
(j) Subordinated Debt Pay-off. Evidence, satisfactory to Buyer, of payment of the outstanding subordinated indebtedness set forth in Schedule 6.12.
(k) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.
8.2 Documents to be Delivered by Buyer or Parent.
At the Closing, Buyer or Parent, as applicable, shall deliver to Member the following documents, in each case duly executed or otherwise in proper form:
(a) Estimated Cash Purchase Price. Certified or bank cashier’s checks (or wire transfers) as required by Sections 2.2(a) and 2.2(b).
(b) Subject Shares. Certificates representing the Subject Shares as required by Section 2.2(c), together with the Registration Rights Agreement, duly executed by Parent.
(c) Escrow Agreement. The Escrow Agreement, duly executed by Buyer and Parent.
(d) Opinion of Parent’s In-House Counsel. A written opinion of Parent’s in-house legal counsel, dated as of the Closing Date, addressed to Member and its members, substantially in the form of Exhibit 8.2(d) attached hereto.
(e) Certified Resolutions. Certified copies of the resolutions of the Boards of Directors of Buyer and Parent authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.
(f) Closing Certificate. Certificates of the Presidents of Buyer and Parent, each substantially in the form of Exhibit 8.2(f) attached hereto, certifying fulfillment of the matters referred to in paragraphs (a) through (b) of Section 8.4;
(g) Incumbency Certificate. Incumbency certificates relating to each Person executing (as a corporate officer or otherwise on behalf of another Person) any document executed and delivered to Member pursuant to the terms hereof.
(h) Other Documents. All other documents, instruments or writings required to be delivered to Member at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Member may reasonably request.

8.3 Conditions Precedent to Obligations of Buyer and Parent.
Each and every obligation of Buyer or Parent to be performed on the Closing Date shall be subject to the satisfaction, or written waiver by Buyer, prior to or at the Closing of the following express conditions precedent:
(a) No Material Adverse Effect shall have occurred;
(b) (i) the representations and warranties of Sellers contained in the Fundamental Reps shall be true and correct in all respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date and (ii) each other representation and warranty of Member contained in Article 3 shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date, in each case except (A) to the extent such representations and warranties speak as of a specified earlier date; and (B) as otherwise contemplated or permitted by this Agreement; provided, however, that for purposes of clause (ii) above, any qualifications relating to materiality, including the term “Material Adverse Effect,” contained in any representation or warranty shall be disregarded and given no effect;
(c) Sellers shall in all material respects have performed all obligations and complied with all covenants necessary to be performed or complied with by them on or before the Closing Date, including, without limitation, the delivery of all items required to be delivered pursuant to Section 8.1;
(d) Sellers shall have obtained all consents set forth in Schedule 3.4;
(e) Buyer shall have obtained all governmental and regulatory approvals and consents necessary for the consummation of the transactions described in this Agreement on terms and conditions satisfactory to the Buyer, including, without limitation, to the extent required, (i) the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and any other applicable bank regulatory authority, and (ii) the approval of any Governmental or Regulatory Entities, for the Buyer to acquire the Units and control of Legent Clearing, and all applicable waiting periods shall have expired.
(f) Buyer shall have obtained approval from the Office of Thrift Supervision that Legent Clearing’s margin loans and other comparable assets would be classified as Regulation T assets and will be approved for treatment as 20% or lower risked-weighted category for the purpose of Buyer’s risked-weighted asset calculation;
(g) Buyer shall have received evidence, satisfactory to Buyer in its reasonable discretion, that each material issue reported in the compliance audit obtained by Member pursuant to Section 6.8(b) has been resolved without any further liability to Legent Clearing;

(h) no statute, rule or regulation shall have been enacted or promulgated by any Governmental or Regulatory Entity which prohibits, restricts or makes illegal this Agreement or the transactions contemplated hereby;
(i) no Litigation shall be pending or threatened before any court or Governmental or Regulatory Entity that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby; and
(j) Seller shall have obtained executed UCC-3 Termination Statements or other releases, each in form and substance reasonably satisfactory to Buyer, to evidence the release of the Liens listed in Schedule 3.15(a).
8.4 Conditions Precedent to Obligations of Sellers.
Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction, or written waiver by Member, prior to or at the Closing of the following express conditions precedent:
(a) (i) the representations and warranties of Buyer contained in Section 4.1 [“Corporate”], Section 4.2 [“Authorization; Validity”], Section 4.3 [“No Brokers or Finders”] and Section 4.6 [“Financing”] shall be true and correct in all respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date; (ii) each other representation and warranty of Buyer contained in Article 4 shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date; (iii) the representations and warranties of Parent contained in Section 5.1 [“Corporate”], Section 5.2 [“Authorization; Validity”], Section 5.3 [“No Brokers or Finders”] and Section 5.5 [“Subject Shares”] shall be true and correct in all respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date; and (iv) each other representation and warranty of Parent contained in Article 5 shall be true and correct in all material respects when made and at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date, in each case except (A) to the extent such representations and warranties speak as of a specified earlier date; and (B) as otherwise contemplated or permitted by this Agreement;
(b) Buyer and Parent shall in all material respects have performed all obligations and complied with all covenants necessary to be performed or complied with by them on or before the Closing Date, including, without limitation, the delivery of all items required to be delivered pursuant to Section 8.2;
(c) Member shall have obtained all consents and approvals from any Governmental or Regulatory Entities necessary for the consummation of the transactions contemplated hereby, on terms and conditions reasonably satisfactory to Member, including, without limitation, the approval of the Financial Industry Regulatory Authority;

(d) no statute, rule or regulation shall have been enacted or promulgated by any Governmental or Regulatory Entity which prohibits, restricts or makes illegal this Agreement or the transactions contemplated hereby; and
(e) no Litigation shall be pending or threatened before any court or Governmental or Regulatory Entity that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or that otherwise questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.
9. TERMINATION
9.1 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of all of the parties hereto; or
(b) by written notice from Buyer to Member, if any Seller (i) fails to perform in any material respect its covenants or agreements contained in this Agreement and required to be performed on or prior to the Closing Date, or (ii) materially breaches any representation or warranty contained in this Agreement, which failure or breach is not cured within 10 days after Buyer has notified Member of its intent to terminate this Agreement pursuant to this Section 9.1(b); provided, however, that to the extent that any such covenant, agreement, representation or warranty contains a qualification relating to materiality, including the term “Material Adverse Effect,” then for purposes of this Section 9.1(b), such qualification shall be disregarded and given no effect; or
(c) by written notice from Member to Buyer, if Buyer or Parent (i) fails to perform in any material respect its covenants or agreements contained in this Agreement and required to be performed on or prior to the Closing Date, or (ii) materially breaches any representation or warranty contained in this Agreement, which failure or breach is not cured within 10 days after Sellers have notified Buyer of their intent to terminate this Agreement pursuant to this Section 9.1(c); or
(d) by written notice from Buyer to Member upon the occurrence of any Material Adverse Effect; or
(e) by written notice from Buyer to Member, or from Member to Buyer, as the case may be, if the Closing has not occurred on or prior to October 31, 2010 (the “Drop Dead Date”) for any reason other than delay or nonperformance of the party seeking such termination; provided, however, that if any consent or approval required to be obtained from any banking regulatory agency or any Governmental or Regulatory Entity with respect to the transactions contemplated hereby has not been obtained by such date, then the Drop Dead Date shall be automatically extended to November 30, 2010 or such later date as may be mutually agreed upon by Buyer and Member; or

(f) by written notice from Buyer to Member if Buyer reasonably determines, in good faith and after consulting with counsel, that there is a substantial likelihood that any necessary approval by any banking regulatory agency or any Governmental or Regulatory Entity will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable in Buyer’s discretion to proceed with the transactions contemplated by this Agreement; or
(g) by written notice from Member to Buyer if Member reasonably determines, in good faith and after consulting with counsel, that there is a substantial likelihood that any necessary approval by any banking regulatory agency or any Governmental or Regulatory Entity will not be obtained or will be obtained only upon a condition or conditions that would reasonably be expected to materially and adversely affect Member should Member proceed with the transactions contemplated by this Agreement; or
(h) by written notice from Buyer to Member, or from Member to Buyer, as the case may be, if there shall be any applicable Law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any final, non-appealable Order of any Governmental or Regulatory Entity having competent jurisdiction.
9.2 Effect of Termination.
If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any party (or any owner, member, director, manager, officer, employee, agent, consultant or representative of any party) to the other parties to this Agreement; provided, however, that nothing herein shall relieve any party from liability for any willful breach or failure to perform its obligations under this Agreement.
9.3 Waiver of Conditions to Closing.
If any of the conditions set forth in Section 8.3 hereof have not been satisfied, Buyer may nevertheless elect to waive (to the extent permitted by applicable Law) such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Section 8.4 have not been satisfied, Sellers may nevertheless elect to waive (to the extent permitted by applicable Law) such conditions and proceed with the consummation of the transactions contemplated hereby.
9.4 Expenses upon Termination.
Except as otherwise expressly provided herein, Buyer will pay its own legal fees and expenses in negotiating this Agreement and closing the transactions contemplated hereby, and Sellers will pay their own legal fees and expenses in negotiating this Agreement and closing the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

10. RESOLUTION OF DISPUTES
10.1 Arbitration.
Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 8.4(e). Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Sellers under Section 6.1 of this Agreement.
10.2 Arbitrators.
If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,000,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.
10.3 Procedures; No Appeal.
The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all Persons, including (without limitation) Persons who have failed or refused to participate in the arbitration process. The arbitrators shall be empowered only to choose between the position taken on the issue by the Indemnified Party, or the position taken by the Indemnifying Party, and shall not be empowered to render any other decision.
10.4 Authority.
The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).
10.5 Entry of Judgment.
Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer, Parent, Member and Duques hereby submit to the in personam jurisdiction of the Federal and State courts in Colorado, for the purpose of confirming any such award and entering judgment thereon.

10.6 Confidentiality.
All proceedings under this Article 10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.
10.7 Continued Performance.
The fact that the dispute resolution procedures specified in this Article 10 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.
10.8 Tolling.
All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending. The parties will take such action, if any, as may be required to effectuate such tolling.
11. MISCELLANEOUS
11.1 Disclosure Schedules.
The Schedules referred to in this Agreement have been compiled in a bound volume (the “Disclosure Schedules”), executed by Member and Duques and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose, unless disclosure to such other article or section is clear on its face. The Disclosure Schedules include a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement other than providing exceptions to statements therein. Seller may, from time to time prior to or at the Closing, supplement or amend the Disclosure Schedules only to the extent and in the manner provided in Section 6.5(a); and all references to any Schedule that has been properly supplemented or amended in accordance with Section 6.5(a) shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.
11.2 Further Assurance.
From time to time, at Buyer’s request and without further consideration, Legent Clearing and Member will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

11.3 Disclosures and Announcements.
Announcements concerning the transactions provided for in this Agreement by Buyer, Parent, Legent Clearing or Member shall be subject to the approval of the other parties, which approval shall not be unreasonably withheld. Member and Duques agree not to disclose the terms of this transaction except as required by Law. Notwithstanding the foregoing, any party or its applicable Affiliates shall be permitted to make such public filings with respect to this Agreement and the transactions contemplated hereby as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.
11.4 Assignment; Parties in Interest.
(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.
(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.
11.5 Law Governing Agreement.
This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
11.6 Waiver; Remedies Cumulative.
The rights and remedies of the parties hereto under this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the Ancillary Instruments will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Laws, (a) no claim or right arising out of this Agreement or any of the Ancillary Instruments can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Ancillary Instruments.
11.7 Amendment and Modification.
Buyer and Member may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Member.

11.8 Notice.
(a) All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:
(i)	If to Buyer or Parent, to:

United Western Bank 700 17th Street, Suite 2100 Denver, CO 80202 Attention: Theodore J. Abariotes Facsimile: (303) 390-0952

(with a copy to)

Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Attention: Allen McConnell, Esq. Facsimile: (214) 740-7147
or to such other Person or address as Buyer or Parent may furnish to Member in writing.
(ii)	If to Member:

Legent Group, LLC 1239 North 138th Circle Omaha, Nebraska 68154-5100 Attention: David P. Bailis Facsimile: (402) 964-0192

(with a copy to)

Sidley Austin LLP 1 South Dearborn Street Chicago, Illinois 60603 Attention: Frederick C. Lowinger Luke J. Valentino Facsimile: (312) 853-7036
or to such other Person or address as Member shall furnish to Buyer in writing.

In addition, any notice to Legent Clearing given prior to Closing shall also be given in the same manner to Member; and any notice to Legent Clearing given after Closing shall also be given in the same manner to Buyer.
(b) If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section 11.8, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section 11.8, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section 11.8, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 11.8.
11.9 Expenses.
Regardless of whether or not the transactions contemplated hereby are consummated:
(a) Brokerage. Member and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transactions provided for herein on their behalf, respectively (and Member represents and warrants that there is no broker involved on behalf of Legent Clearing), and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.
(b) Transfer Taxes. Member shall pay any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.
(c) Legent Clearing Expenses. All expenses of Legent Clearing in connection with the transactions contemplated hereby shall be deducted from the calculation of Adjusted Book Value as provided in Section 2.3(b).
(d) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.
(e) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

11.10 Entire Agreement.
This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.
11.11 Counterparts.
This Agreement may be executed in one or more counterparts (including, without limitation, by facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.12 Headings.
The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
11.13 Knowledge.
Wherever the term “knowledge” is used herein, it shall mean the actual knowledge of the applicable Person; provided, however, that the “knowledge” of Member shall mean the actual knowledge of Duques, Christopher L. Frankel, Raymond J. Maratea, David Brant, David Jarvis, Jean E. Luther, Craig Black, Leon Stafford, Gayann Henn, Stephanie Ripp, Donna Dorst, Steve Dripchack, Sandy Antonoff, Roxanna Guinan, Brian Strasser, Maren Palmer, Steve Harper, Ginnie Wikoff, Chris Dorst, Shawn Brown, Robin Hawley, Ted deWit, John Riddell, Jeanette Douglas, Jamie Coffey, Cathy Davis, Christine Hansen or any individual who at any time after the date hereof and prior to the Closing occupies the office of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Risk/Compliance or Senior Vice President, Operations, or any equivalent office, of Member or Legent Clearing.
11.14 Glossary of Terms.
The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement (where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number):
“Adjusted Book Value” — Section 2.3(b)
“Affiliate” — Section 3.26(a)
“Agreement” — Introductory Paragraph
“Ancillary Instruments” — Section 3.2(a)
“Book Value” — Section 2.3(a)

“Business” — Recital A
“Buyer” — Introductory Paragraph
“Buyer Indemnitees” — Section 7.1
“Buyer’s Accountants” — Section 2.3(c)
“CERCLA” — Section 3.14(c)
“Claim” — Section 7.1
“Closing” — Preamble to Article 8
“Closing Date” —Article 8
“Code” — Section 3.7(i)(i)
“Consideration” — Section 2.1
“Control” — Section 3.26(a)
“Data Site” — Section 3.7(c)
“DBTCA” — Section 8.4(e)
“Disclosure Schedules” — Section 11.1
“Drop Dead Date” — Section 9.1(d)
“DTC” — Section 6.11
“Duques” — Introductory Paragraph
“Employee Plans/Agreement(s)” — Section 3.19(a)
“Environmental Laws” — Section 3.14(c)
“ERISA” — Section 3.19(a)
“Escrow Agent” — Section 2.2(a)
“Escrow Agreement” — Section 2.2(a)
“Escrowed Funds” — Section 2.2(a)
“Estimated Balance Sheet” — Section 2.2(b)
“Estimated Cash Purchase Price” — Section 2.2(b)

“Final Balance Sheet” — Section 2.3(c)(iii)
“Final Cash Purchase Price” — Section 2.3(c)(iii)
“Fundamental Reps” — preamble to Article 3
“GAAP” — Section 2.3(a)
“Governmental or Regulatory Entities” — Section 3.4
“Indemnified Party” — Section 7.5(a)
“Intellectual Property” — Section 3.22
“Judicial Order” — Section 7.5(d)
“Laws” — Section 3.4
“Legent Clearing” — Recital A
“Licenses” — Section 3.14(b)
“Liens” — Section 3.15(a)
“Litigation” — Section 3.13
“Litigation Claims” — Section 7.2(c)
“Material Adverse Effect” — Section 3.12
“Member” — Introductory Paragraph
“Member Litigation Matters” — Section 3.13
“Member’s Accountants” — Section 2.3(c)(ii)
“Month-End Date” — Section 2.3(a)
“OCC” — Section 6.11
“Orders” — Section 3.4
“Overpayment Refund” — Section 2.2(d)(ii)
“Parent Common Stock” — Section 2.1
“Person” — Section 2.3(b)(i)
“Recent Balance Sheet” — Section 3.5

“Registration Rights Agreement” — Section 2.2(c)
“Regulatory Claims” — Section 7.1(d)
“Release” — Section 6.2
“Restricted Period” — Section 6.1(a)
“Seller Indemnitees” — Section 7.3
“Sellers” — Introductory Paragraph
“Settlement Date” — Section 2.2(d)
“Special Indemnity Claims” — Section 7.1
“Special Tax Claims” — Section 7.2(d)
“Specified Litigation Matters” — Section 3.13
“Subject Shares” — Section 2.1
“Tax” or “Taxes” — Section 3.7(i)(ii)
“Tax Return” — Section 3.7(i)(iii)
“Technology Systems” — Section 3.23(a)
“Third Accounting Firm” — Section 2.3(c)(iii)
“Units” — Recital A
“Waste” — Section 3.14(c)
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER: UNITED WESTERN BANK
By:	/s/ James R. Peoples
	Name:	James R. Peoples
	Title:	Chief Executive Officer

PARENT: UNITED WESTERN BANCORP, INC.
By:	/s/ Guy A. Gibson
	Name:	Guy A. Gibson
	Title:	Chairman of the Board

MEMBER: LEGENT GROUP, LLC
By:	/s/ Henry C. Duques
	Name:	Henry C. Duques
	Title:	President

DUQUES:
/s/ Henry C. Duques
HENRY C. DUQUES, Individually
[Signature Page to Purchase Agreement]